EXHIBIT 23.2

Consent of Independent Petroleum Engineers

As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the use of the name Lee Keeling and Associates, Inc. and to references to, and the incorporation by reference of, Lee Keeling and Associates, Inc.’s report dated November 20, 2013, incorporated by reference in (i)  the registration statement on Form S-8 (for the registration of 7,000,000 shares of Harbinger Group Inc.’s (“HGI”) common stock), and (ii) the registration statement on Form S-8 (for the registration of 3,000,000 shares of HGI’s common stock).

/s/ Lee Keeling and Associates, Inc.
Tulsa, Oklahoma
June 27, 2014